Exhibit 5.1

June 12, 2006

Board of Directors

Mines Management, Inc.

905 W. Riverside Ave. Suite 311

Spokane, Washington 99201

Re:	Registration Statement on Form S-3

Gentlemen:

We have acted as counsel for Mines Management, Inc., an Idaho corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission.  The Registration Statement relates to the registration under the Securities Act of 1933 (the “Act”), of securities of the Company, which securities may consist of shares of common stock, shares of preferred stock, warrants and convertible debt securities.

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.

The shares of common stock and shares of preferred stock, if and when authorized by the Company in accordance with its Articles of Incorporation, bylaws and applicable law, and issued as described in the Registration Statement will, upon such issuance, be legally issued, fully paid and nonassessable; and

2.

that any warrants or convertible debt securities, if and when duly authorized by the Company in accordance with its articles, bylaws and applicable laws, and issued as described in the Registration Statement will be valid and binding obligations of the Company.

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Colorado and statutory provisions of the Idaho Business Corporation Act.  We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Idaho.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and in the Prospectus constituting a part thereof.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP